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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
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                         Willamette Industries, Inc.
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Notes:







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The following Op-Ed article written by Duane C. McDougall, was published in the
Portland Tribune on June 5, 2001:

Weyerhaeuser wants Oregonians to think a hostile takeover of Willamette Industries won't change things here.

The truth is, we believe a Weyerhaeuser takeover would pose a significant threat to Oregon's economy and communities.

The state could lose one of its last two Fortune 500 companies and, I believe, hundreds, if not thousands, of jobs. That's what consolidation-- Weyerhaeuser style--is all about.

We feel certain a Weyerhaeuser takeover would mean the loss of 500 jobs in downtown Portland. That's comparable to the loss Seattle faces with Boeing leaving town. But that's just the beginning.

We've always given our business to local law firms, temporary agencies, insurance brokers, auditors, designers and printers. And then there's the real estate lease at the Wells Fargo Tower, where we occupy eight floors. Surely none of these relationships would be needed by a company with its own corporate headquarters and relationships out of state.

Add to this hundreds of local suppliers of computers and office products, industrial materials and machine parts. Our Portland engineering group draws a steady steam of suppliers who fly in to showcase their wares, frequenting local hotels and restaurants. Willamette is known for our aggressive approach to modernizing facilities, and suppliers compete feverishly for our business.

And there are the daily trips to the airport for Willamette managers flying to our 105 facilities in the United States, Mexico, England and France. Meanwhile other employees fly to Portland for meetings and training and shopping sidetrips in the big city.

To this chopping list, we believe you can add jobs throughout the Willamette Valley, where foresters, sales teams, and other employees could be deemed duplicative.

Our support for local colleges and universities is extensive as they supply our future management talent. Nearly a third of our corporate officers in Oregon, including me, graduated from local universities. I doubt if here's another Fortune 500 company with so many Oregon-educated officers.

But all the economic activity exclusive to a corporate headquarters is only part of the benefit Portland derives. We promote from within and hire locally. That means our employees have an interest in forwarding Oregon and their communities. Our executives are sought-after for charity boards because they have contacts that bring money into

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deserving coffers. Buildings at public institutions all over Oregon are tributes to Willamette's generosity or that of its founders--the recently-remodeled foyer of the Central library is one example.

We've participated in Oregon politics for 95 years. Last year I was co-chair of a committee to defeat a ballot measure that would further cripple Oregon's education system. We contribute to initiatives to support Oregon's infrastructure and keep our forests healthy because we live here too.

Sure Weyerhaeuser can promise to match our monetary donations for the next three years. But with no headquarters here in Portland, they would have no professional business needs, no real estate requirements and few people to do the tough work of charity leadership. And those local university grads who used to find homes at Willamette? They can get in line at Federal Way behind the Wharton Business School grads.

A headquarters means more than just prestige. It's extensive economic activity and helping hands in the community. We ask for your support in our effort to remain a Portland-based company.

Duane McDougall,
President and CEO
Willamette Industries, Inc.